                                                                         EX-99.I

KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Avenue, NW
                                                   Second Floor
                                                   Washington, DC 20036-1800
                                                   202.778.9000
                                                   www.kl.com

April 25, 2003


AB Funds Trust
2401 Cedar Springs Road
Dallas, Texas 75201-1407

Ladies and Gentlemen:

         We have acted as counsel to AB Funds Trust, a statutory trust formed under the laws of the State of Delaware (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 4 to the Trust's Registration Statement on Form N-1A (File Nos. 333-53432; 811-10263) (the "Post-Effective Amendment"), registering an indefinite number of shares of beneficial interest of Flexible Income Fund, Growth & Income Fund, Capital Opportunities Fund, Global Equity Fund, Money Market Fund, Low-Duration Bond Fund, Medium-Duration Bond Fund, Extended-Duration Bond Fund, Equity Index Fund, Value Equity Fund, Growth Equity Fund, Small Cap Equity Fund and International Equity Fund, each such Fund being a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust Instrument, as amended (the "Governing Instrument") and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have also examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

         2. When issued and paid for upon the terms provided in the Post-Effective Amendment, including the terms limiting the identity of persons who may purchase the Shares, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

         This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.


                                          Very truly yours,

                                          /s/ Kirkpatrick & Lockhart LLP
                                          -------------------------------------
                                          Kirkpatrick & Lockhart LLP


                                       2